Exhibit 12.2

                               PITNEY BOWES INC.
        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED
                             AND PREFERENCE STOCK
                                  DIVIDENDS(1)


                                            Six Months Ended
                                                 June 30,                                        Years Ended December 31,
                                         -----------------------      --------------------------------------------------------------

                                              2001     2000(2)         2000(2)         1999(2)     1998(2)       1997(2)     1996(2)
                                              ----     -------         -------         -------     -------       -------     -------
                                                                                (Dollars in thousands)
Income from continuing
 operations before
 income taxes.......................     $447,135      $408,196       $802,848       $823,942    $658,662      $605,788     $520,785
   Add:
   Interest expense.................       99,126        98,967        200,957        175,699     156,284       157,322      161,222
   Portion of rents
    representative of
    the interest factor.............       21,345        21,339         34,512         33,042      36,403        38,284       39,634
   Amortization of
    capitalized interest............          486           486            973            973         973           914          914
   Minority interest in
    the income of
    subsidiary with
    fixed charges...................        6,009         6,825         14,237         12,033      12,425        11,322        8,121
                                            -----         -----         ------         ------      ------        ------        -----
Income as adjusted..................     $574,101     $ 535,813     $1,053,527     $1,045,689    $864,747      $813,630     $730,676
                                         ========     =========     ==========     ==========    ========      ========     ========
Fixed charges:
   Interest expense...............        $99,126      $ 98,967       $200,957       $175,699    $156,284      $157,322     $161,222
   Capitalized interest.............            -         1,513          2,383          1,316           -             -        1,201

   Preferred and Preference dividends...      104           104            200            221         245           268          274
   Portion of rents
    representative of
    the interest factor.............       21,345        21,339         34,512         33,042      36,403        38,284       39,634
   Minority interest,
    excluding taxes, in
    the income of
    subsidiary with
    fixed charges...................        9,208         9,958         20,298         17,610      18,468        16,856       11,391
                                            -----         -----         ------         ------      ------        ------       ------
                                         $129,783      $131,881       $258,350       $227,888    $211,400      $212,730     $213,722
                                         ========      ========       ========       ========    ========      ========     ========
Ratio of earnings to
 fixed charges......................         4.42          4.06           4.08           4.59        4.09          3.82         3.42
Ratio of earnings to
 fixed charges
 excluding minority
 interest...........................         4.71          4.34           4.37           4.92       4.42           4.10         3.57

---------
(1) The computation of the ratio of earnings to fixed charges has been computed by dividing income from continuing operations before income taxes as adjusted by fixed charges. Included in fixed charges is one-third of rental expense as the representative portion of interest.

(2) Amounts reclassified to reflect Office Systems, CPLC and AMIC as discontinued operations. Interest expense and the portion of rents representative of the interest factor of these discontinued operations have been excluded from fixed charges in the computation.

       Including these amounts in fixed charges, the ratio of earnings to fixed charges would be 4.27, 3.94, 3.94, 4.36, 3.56, 3.74 and 3.39 for the six
       months ended June 30, 2001 and 2000 and the years ended December 31, 2000, 1999, 1998, 1997, and 1996, respectively. The ratio of earnings to fixed charges excluding minority interest would be 4.53, 4.19, 4.21, 4.65, 3.78, 4.00 and 3.54 for the six months ended June 30, 2001 and 2000 and the years ended December 31, 2000, 1999, 1998, 1997, and 1996, respectively.